EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

First Priority Tax Solutions Inc.

We consent to the inclusion in this Registration Statement on Form S-11 filed with the SEC on October 15, 2014 (the “Registration Statement”), of our report dated October 15, 2014, relating to the balance sheet of First Priority Tax Solutions Inc. as of June 30, 2014, and the related statement of operations, stockholders’ deficit, and cash flows for the period from March 31, 2014 (inception) through June 30, 2014, appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li and Company, PC
Li and Company, PC

Skillman, New Jersey
October 15, 2014